EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

JUDGE RULES ON KODAK SUMMARY JUDGMENT

Ampex to Review Decision

REDWOOD CITY, Calif., November 1, 2006 - Ampex Corporation (Nasdaq:AMPX) today announced that on October 31, 2006, the judge in the patent infringement litigation between the Ampex and Eastman Kodak Company granted Kodak’s motion for summary judgment of non-infringement. The Company is reviewing the judge’s Memorandum Opinion and considering what action to take in view of this decision, including possible appeal after entry of final judgment.

The patent in suit expired on April 11, 2006. Accordingly, the Company does not expect this decision to have a material impact on future licensing revenues.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having recently and in the past experienced losses and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first fiscal quarters ended March 31, 2006 and June 30, 2006 which have been filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.